Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 10, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FOURTH QUARTER
AND YEAR-END 2009 RESULTS

St. Paul, Minn (2/10/10)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its fourth quarter and fiscal year ended December 31, 2009. Revenue for the fourth quarter of 2009 was $2,685,000. This compared to revenue of $2,851,000 in the fourth quarter of 2008. Revenue for the 2009 fiscal year was $8,649,000 as compared to revenue of $17,217,000 in fiscal year 2008.

Net loss for the fourth quarter was $4,818,000, or $0.45 per share, as compared with net loss of $687,000, or $0.06 per share, in the fourth quarter of 2008. Net loss for the fourth quarter of 2009 included charges for inventory obsolescence of $155,000, a reserve of $372,000 for loss on amounts due from a subtenant of the Company’s leased facility in Poway, California, and an increase of $4,064,000 in the Company’s valuation allowance for its deferred tax assets. The impact of these three items was to increase the fourth quarter 2009 net loss from $411,000, or $0.04 per share to $4,818,000, or $0.45 per share. Net loss for the fourth quarter of 2008 included a charge of approximately $100,000 in connection with a workforce reduction.

Net loss for fiscal year 2009 was $6,728,000, or $0.63 per share as compared to a net loss of $613,000, or $0.06 per share in fiscal year 2008. Net loss for 2009 included the charges for inventory obsolescence, subtenant loss reserve and increase in the deferred tax asset valuation allowance described above. The impact of these three items was to increase the 2009 net loss from $2,321,000, or $0.22 per share to $6,728,000, or $0.63 per share. Net loss for 2008 included the workforce reduction charge described above.

“Aetrium’s deferred tax assets consist primarily of federal and state net operating loss (NOL) and tax credit carryforwards,” said Douglas L. Hemer, chief administrative officer. “Accounting guidelines require that companies assess whether a valuation allowance should be recorded against deferred tax assets based on all available evidence. As a result of the steep decline that our industry has been experiencing, we were in a three year cumulative loss position at the end of fiscal 2009. Based upon that position and in accordance with accounting guidelines, we increased our valuation allowance to fully reserve our deferred tax assets. The increase in the valuation allowance did not impact our cash or our ability to utilize our NOL and tax credit carryforwards in the future and does not reflect a change in our positive outlook for Aetrium.”

“Despite the difficult economic and industry conditions and disappointing operating results we experienced in fiscal 2009, we are encouraged by the growing signs of a recovery in progress in the semiconductor and semiconductor equipment industries,” said John J. Pollock, president. “Forecasters are now projecting continued strengthening in our industries well into 2011 and perhaps beyond. This trend is consistent with the increased activities we see in our customers. Based on orders received or expected, we anticipate significant improvement in our revenues for first quarter. Provided this trend continues, we believe the competitiveness of our products and our expanding customer base position us to outperform our sector and take fullest advantage of improving conditions.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2008.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Net sales	$2,685	$2,851	$8,649	$17,217
Cost of goods sold (1)	1,781	1,659	5,528	8,949
Gross profit	904	1,192	3,121	8,268
Gross profit percent (1)	33.7%	41.8%	36.1%	48.0%

Operating expenses:
Selling, general and administrative (2)	1,557	1,563	5,169	6,521
Research and development	544	743	2,195	3,018
Total operating expenses	2,101	2,306	7,364	9,539

Loss from operations	(1,197)	(1,114)	(4,243)	(1,271)
Interest income, net	23	73	136	347
Loss before income taxes	(1,174)	(1,041)	(4,107)	(924)
Income tax benefit (expense) (3)	(3,644)	354	(2,621)	311

Net loss (4)	$(4,818)	$(687)	$(6,728)	$(613)

Loss per share (basic and diluted) (4)	$(0.45)	$(0.06)	$(0.63)	$(0.06)

Weighted average common shares
outstanding (basic and diluted)	10,600	10,598	10,599	10,583

(1)
Cost of goods sold for the three months and year ended December 31, 2009 includes a $155 inventory obsolescence charge. The impact of this charge was to reduce gross profit percent from 39.4% to 33.7% and from 37.9% to 36.1% for the three months and year ended December 31, 2009 respectively.

(2)
Selling, general and administrative expenses for the three months and year ended December 31, 2009 includes a $372 charge to reserve for loss on amounts due from a subtenant of the Company’s leased facility in Poway, California.

(3)	Income tax benefit (expense) for the three months and year ended December 31, 2009 includes a $4,064 increase in a valuation allowance on deferred tax assets.

(4)
The impact of the $155 inventory obsolescence charge, the $372 reserve for subtenant loss, and the $4,064 increase in the deferred tax asset valuation allowance noted above was to increase net loss from $411 ($0.04 per share) to $4,818 ($0.45 per share) for the three months ended December 31, 2009 and from $2,321 ($0.22 per share) to $6,728 ($0.63 per share) for the year ended December 31, 2009.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	December 31,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$9,476	$11,629
Accounts receivable, net	2,114	1,539
Inventories - operations	7,472	9,120
Inventories - shipped equipment, subject to
revenue deferral	-	42
Deferred income taxes	-	127
Other current assets	234	298
Total current assets	19,296	22,755

Property and equipment, net	98	143
Deferred income taxes	-	2,489
Other assets	-	215

Total assets	$19,394	$25,602

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$-	$12
Trade accounts payable	707	571
Other current liabilities	669	919
Total current liabilities	1,376	1,502

Shareholders' equity	18,018	24,100

Total liabilities and shareholders' equity	$19,394	$25,602